MetLife Investment Advisors Company, LLC

Code of Ethics

April 30, 2007

Appendix	A	Definitions	36
Appendix	B	Acknowledgment Form	40
Appendix	C	Sample Letter to Broker Regarding Discretionary Account	41

SECTION I

METLIFE INVESTMENT ADVISORS COMPANY, LLC

INSIDER TRADING POLICIES AND PROCEDURES

1.)	Introduction

MetLife Investment Advisors Company, LLC (“MLIAC”) is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). MLIAC is a wholly-owned subsidiary of MetLife, Inc. (“MetLife”). MLIAC is involved in investment management activities, including acting as a sub-investment manager and/or manager to six Metropolitan Series Fund portfolios as well as to international Affiliates of MetLife.

This Code of Ethics sets forth the policies and procedures of MetLife regarding material nonpublic information and applies to transactions in accounts for which MLIAC has day-to-day investment management responsibility. This Code of Ethics also applies to personal securities transactions of all Associates who obtain material nonpublic information either by virtue of their affiliation with MetLife or its Affiliates, including MLIAC, or by other means.

2.)	Standard of Conduct

Capitalized terms used herein, but not defined, take on the meaning set forth in the glossary attached hereto as Appendix A

MetLife seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors and clients is something that is highly valued and must be protected. As a result, any activity which creates even the suspicion of misuse of material non-public information by MetLife or any of its Affiliates or Associates, which gives rise to or appears to give rise to any breach of fiduciary duty owed to any client, which creates any actual or potential conflict of interest between any client and MetLife (or any of its Affiliates or Associates) or even the appearance of any conflict, must be avoided and is prohibited.

Court decisions and Securities and Exchange Commission (“SEC”) rulings interpreting the federal securities laws make it unlawful for any person to purchase or sell securities on the basis of material nonpublic information, commonly known as “insider trading”. The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires all investment advisers and broker-dealers to establish, maintain and enforce written policies and procedures reasonably designed to detect and prevent insider trading. ITSFEA also provides additional penalties for individuals who engage in insider trading as well as their employers, if such employers have failed to establish and enforce adequate procedures. In addition, MetLife prohibits certain practices even though they may not be unlawful because MetLife considers them to be poor business practices or to reflect adversely on MetLife’s reputation.

MetLife’s policy is:

A.	An Associate may not trade for his or her own account (a “Personal Account”), directly or indirectly, in Securities on the basis of material information which is gained in the course of employment or which is gained by any other means and which has not been made known to the general public for at least forty-eight (48) hours.

B.	An Associate may not trade in Securities for or on behalf of an account owned, managed or controlled by MetLife or any of its Affiliates, including MLIAC, (a “Company Account”) on the basis of material information which is gained in the course of employment or which is gained by any other means and which has not been made known to the general public for at least forty-eight (48) hours.

C.	An Associate may not recommend to any person, either in connection with the Associate’s employment or otherwise, any transactions in any Securities on the basis of material information, whether or not gained in the course of such Associate’s employment with MetLife and which has not been made known to the general public for at least forty-eight (48) hours.

D.	An Associate may not communicate material nonpublic information to any person except in furtherance of such Associate’s lawful duties as an Associate.

The exact scope of what constitutes “material nonpublic information” is a continuously evolving area of law. For purposes of this Policy, “material nonpublic information” should be deemed to be any information about an issuer which is nonpublic because it has not been disseminated in a manner which would cause it to be available to investors generally, provided there is a substantial likelihood that the information would affect the market price for the securities or any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities of the issuer.

Material nonpublic information about a company or its securities is likely to originate from someone who is an “insider.” The concept of “insider” is very broad. The term includes certain officers, directors and employees of a company. A person can become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s outside counsel, outside accountants, consultants, bank lending officers, and the employees of such organizations, as well as, in certain cases, secretaries, administrative or legal assistants, messengers and printers. In addition, MetLife itself, or an Affiliate, may become a temporary insider of a company with which it has a business relationship or for which it performs other services. In these situations, the company expects MetLife, its Affiliates, and Associates to keep nonpublic information confidential. In addition, a person who receives material nonpublic information from an insider (a “tippee”), may assume the status of an insider with respect to the material nonpublic information received if the tippee knows or should know that this information has been provided in violation of the insider’s duty to keep it confidential.

Any benefit derived from the misuse of material nonpublic information does not have to be monetary, but can be a reputational or goodwill benefit. For example, an insider who provides material nonpublic information to others in order to make it appear that he or she holds an important position may violate the law. In addition, for example, a parent who provides material nonpublic information to a son or daughter who then purchases or sells securities may violate the prohibition on tipping.

In addition to the general prohibitions against purchasing or selling securities while in possession of material nonpublic information, and against disclosing such information to others who purchase or sell securities discussed above, there is a specific SEC rule concerning trading in connection with tender offers. This rule makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. The term “tender offer” generally refers to the purchase of a significant amount of securities of a company at a price above the prevailing market price.

Information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings and earnings estimates, changes in previously released earnings estimates, significant increases or decreases in orders for a company’s products, dispositions of subsidiaries or divisions, merger or acquisition proposals or agreements, changes in debt ratings, significant new products or discoveries, extraordinary borrowing, significant major litigation, liquidity problems, extraordinary management developments, purchases or sales of substantial assets, actions by a company that may have an impact on the company’s financial condition such as significant write-downs of assets, additions to reserves for bad debts or contingent liabilities, recapitalizations, restructurings, spin offs, leveraged buy-outs, contract awards, new products, voluntary calls of debt or preferred stock, public offerings of debt or equity Securities, major price and marketing changes, significant litigation, impending bankruptcy and investigations by government entities. Material information also includes similar major events that would be viewed as having materially altered the total mix of information available regarding a company or the market for its Securities.

As a rule, information which is no longer timely or cannot otherwise be reasonably anticipated to have any immediate market impact will lack “materiality.” Among the factors to be considered in determining whether information is actually “material” are the degree of its specificity, the extent to which it differs from information previously disseminated publicly, and its reliability in view of its nature and the source and the circumstances under which it was received.

Nonpublic information is information that has not been publicly disclosed. Information received about an issuer under circumstances which indicate that it is not yet in general circulation in the market place may be deemed to be nonpublic information. As a rule, before determining that information is public, one should be able to point out some readily demonstrable fact to show that the information has been disseminated to the public through, for example, Bloomberg, an SEC filing, a press conference or press release or after delivery of the information to a stock exchange, the Associated Press, The New York Times, The Wall Street Journal or appropriate trade publications, including online communications. In certain situations, the insider may be required to know that the information has been publicly disseminated. One should wait for at least forty-eight (48) hours, after the information has been disseminated to the public through such means, before trading for his or her personal account or a Company Account.

3.)	Penalties for Insider Trading

Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers and other controlling persons. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences (up to 10 years) for each violation

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether the person actually benefited or the benefit accrued to a tippee of that person, and

•	fines for the employer or other controlling person (i.e., supervisors) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Events have shown how severe the penalties for insider trading can be and how becoming involved in insider trading can result not only in such things as fines and/or the loss of a person’s liberty, but can also destroy careers and families and cause public humiliation and disgrace. The late 1980s cases involving Ivan Boesky, Dennis Levine and the more recent case involving Martha Stewart are good examples.

In addition, any violation of this Policy can be expected to result in sanctions by MetLife or MLIAC, including, but not limited to, such disciplinary action as a warning, a reprimand, probation, suspension, demotion or dismissal of the persons involved, even if such violation does not also violate the law.

4.)	Making a Determination

Any question as to what constitutes material nonpublic information should be resolved in the most conservative fashion (i.e., that the determination be made that the information in question is material nonpublic information) or the question should be referred to the MLIAC Chief Compliance Officer or his/her designee (the “MLIAC CCO”) for a ruling.

Before trading for a Company Account, yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

and

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal, The New York Times or other publications of general circulation including online communications?

If, after consideration of the foregoing, you have any questions as to whether the information is material and nonpublic, you should consult the MLIAC CCO.

5.)	Procedures

A.	Proper Course of Conduct for Those Who Possess Material Nonpublic Information

1.	If you have determined that information in your possession may be material and nonpublic (a) you should not purchase or sell the affected Securities on behalf of yourself or others, including purchases or sales for any Company Accounts or Personal Accounts, (b) you should notify the MLIAC CCO immediately and consult with the MLIAC CCO regarding the appropriate course of action, and (c) you should refrain from discussing such information with any other person at MetLife or any of its Affiliates except in connection with your lawful duties as an Associate.

2.	In addition, if the material nonpublic information was obtained in the course of your employment with MetLife or an Affiliate, you should:

(i)	Identify the issuer or issuers of the securities about which such material nonpublic information relates and notify the MLIAC CCO that such issuer or issuers may need to be placed on the MetLife Restricted List (the “Restricted List”) (see below). Since no one other than the MLIAC CCO maintains a complete and current restricted list, it is extremely important that the MLIAC CCO be contacted in this regard.

In order to comply with the federal securities laws and to detect and prevent both the misuse of material nonpublic information as well as the appearance of impropriety in connection with securities transactions, MetLife maintains a confidential Restricted List containing the names of companies about which MetLife or its Affiliates or Associates possess material nonpublic information. The Restricted List identifies issuers that are subject to certain trading restrictions.

An issuer may be placed on the Restricted List on any occasion where, under the particular facts and circumstances, it is deemed necessary and appropriate to restrict trading in order to prevent the misuse of material nonpublic information. An issuer’s name is deleted from the Restricted List when, in the judgment of the MLIAC CCO, MetLife or its Affiliates no longer possess material nonpublic information about the issuer or its securities.

For the period during which an issuer is listed on the Restricted List, neither MetLife, MLIAC, any of MetLife’s other Affiliates, nor certain designated Associates who have been apprised of such listing may buy or sell, solicit trades in, or recommend a Security of that issuer.

The MLIAC CCO maintains a record of each addition to or deletion from the Restricted List. This record reflects the date the Security was added to or deleted from the Restricted List and the name(s) of the person(s) responsible for the addition to or deletion from the Restricted List and a brief summary of the reasons for the inclusion or deletion. The Restricted List is distributed to a limited number of people who are certified to have a need to know its contents. The Restricted List is highly confidential and its contents must not be communicated to any person other than persons certified by the MLIAC CCO.

The MLIAC CCO also maintains a Watch List for those issuers about which neither MetLife, its Affiliates nor Associates possess material nonpublic information, but may, as a result of special relationships or otherwise, appear to be in the possession of such sensitive information.

The MLIAC CCO also maintains a Watch List which lists issuers about which certain persons within MetLife, its Affiliates or Associates possess material nonpublic information together with the names of those persons (e.g., the Board of Directors, Executive Group members or senior management) who have been given such material nonpublic information and the date such persons’ names were placed on such list.

(ii)	Do not communicate the material nonpublic information except to other Associates or agents of MetLife or its Affiliates who need to know about such information in connection with work being performed on behalf of MetLife or its Affiliates. When communicating material nonpublic information is deemed necessary, you should inform the recipient of the confidential nature of such information and notify the MLIAC CCO of the identity of the recipients, whose names will be added to the Watch List.

Access to material nonpublic information must be restricted. For example, files containing such information should be securely maintained in one’s own office or placed in limited access files within the files of one’s unit or department, and access to computer files containing such information must be restricted or especially coded to prevent and detect any improper use of such material.

As long as the information you possess remains material and nonpublic, you must comply with the provisions outlined in this Policy. Thereafter, (i) to the extent the issuer’s name was placed on the Restricted List or the Watch List, you should notify the MLIAC CCO that removal of such issuer may be appropriate and, (ii) you may be free to trade on and communicate the relevant information (subject to any other applicable restrictions contained elsewhere in this Code of Ethics) after being advised by the MLIAC CCO that such issuer has been removed from the Restricted List. Those persons with access to the Restricted List and/or Watch List will be notified of the removal of any issuers from such lists. Please note that it is as important for you to notify MLIAC CCO as to when an issuer needs to be deleted from the Restricted List or Watch List as it is to notify when an issuer needs to be added to the Restricted List or Watch List.

SECTION II

Personal Trading Policies and Procedures

1.)	Introduction

MetLife has several levels of reporting and monitoring with respect to personal securities transactions based on the nature of an Associate’s duties and responsibilities at MetLife, MLIAC or other Affiliates and the assessed likelihood of the Associate having access to material nonpublic information in the course of his/her employment. This section sets forth the Personal Trading Policies and Procedures that apply to Access Persons and all other Investments Department Associates (together “ID Associates”).

The MLIAC CCO will assist each ID Associate in interpreting this Code of Ethics. All ID Associates should direct any questions concerning any provision of this Code of Ethics to the MLIAC CCO.

2.)	Investments Department Associates

Each person on the Investments Department's payroll, whether full-time or variable pay, each person who directly reports to the Investments Department, such as local nationals working in one of the Investment Department's foreign offices, and any other person designated by the MLIAC CCO shall be subject to these reporting requirements. This group of ID Associates has been further broken down into Investment Adviser Access Persons (“Access Persons”) and Investments Department Reporting Persons (“ID Reporting Persons”).

All ID Associates are required to pre-clear all Securities transactions, file Quarterly Transaction Reports, Initial and Annual Holdings Reports and annual certification of compliance with the MLIAC CCO. ID Associates are prohibited from participating in any initial public offering and are subject to a blackout period for certain transactions as described below. Failure to file a required report within the time period provided or to adhere to any provision of this Code of Ethics will constitute a violation of this Code of Ethics and will subject the violator to penalties, up to and including dismissal. Access Persons are additionally required to report holdings and transactions in exchange traded funds (“ETFs”), other closed-end funds and proprietary variable product holdings or transactions in such products.

A.	Pre-Clearance

MetLife employs an on-line Personal Securities Trading System called Star Compliance Personal Trading System (the "Star System") that permits each ID

Associate to obtain prompt advice as to whether the ID Associate or a Family Member of the ID Associate may purchase or sell a Security. The Star System will compare all requested and actual personal purchases and sales of Securities by each ID Associate and each Family Member of the ID Associate with the Restricted List and all purchases and sales of Securities by MetLife’s Investments Department in order to permit the MLIAC CCO to assess whether such personal purchases and sales may involve the ID Associate or a Family Member of the ID Associate in potential front-running or trading on the basis of material non-public information or other potential violations of laws, regulations or rules applicable to the purchase or sale of Securities.

Each ID Associate must request pre-clearance, before the ID Associate or a Family Member of the ID Associate purchases or sells a Security (other than those set forth below under the caption “Exemptions”), either by using the Star System or, if the ID Associate is unable to use the Star System, by contacting the MLIAC CCO by telephone, e-mail or writing. Any ID Associate who is subject to the pre-clearance of MetLife stock by MetLife’s Corporate Secretary must first obtain pre-clearance of the MetLife stock from the Corporate Secretary before submitting a request for pre-clearance through the Star System. The MLIAC CCO will process and maintain records of all such requests. Telephone, e-mail or written requests will be handled on a case-by-case basis, and will be subject to the availability of access to the Star System. The MLIAC CCO will promptly respond to telephone, e-mail or written requests for pre-clearance only if the ID Associate cannot access the Star System.

An ID Associate or a Family Member of the ID Associate may not purchase or sell a Security (other than those set forth below under the caption “Exemptions”), unless the ID Associate has first provided the following information, as applicable, and obtained pre-clearance from the Star System or the MLIAC CCO, prior to directly or indirectly initiating, or in any way participating in, the purchase or sale of such Security:

•

Name of issuer of the Security and a description of the Security (such as common or preferred stock or interest rate and maturity, class, tranche, type or other designation), including CUSIP or other identifier, if applicable.

•	Nature of transaction (such as a buy, sell, exercise, etc.).

•	Whether the transaction involves the purchase of an equity Security in an initial public offering.

•	Name of Security Fiduciary who will effect such purchase or sale.

•	Personal Account Number.

•	Number of shares (or principal amount as to debt Securities).

•	If readily available, current price information of the Security.

•	Order type (such as market, limit or good until cancelled).

Obtaining pre-clearance does not relieve an ID Associate from complying with all provisions of this Code of Ethics, including, but not limited to, (a) the prohibition against purchases or sales of Securities while in possession of material non-public information, and (b) the requirement that all purchases or sales must comply with all applicable laws, regulations and rules, including, but not limited to, the prohibitions against front-running.

If the ID Associate is not granted pre-clearance by the Star System, the ID Associate may request a waiver from the MLIAC CCO. The ID Associate may submit each such request through the Star System, if able, or otherwise in writing to the MLIAC CCO, describing fully the basis for requesting such waiver. The MLIAC CCO may grant or deny such waiver in his/her sole discretion.

1.	Effective Date of Pre-Clearance

In general, each pre-clearance of a purchase or sale is effective only for the business day on which the pre-clearance is obtained. If pre-clearance is obtained after 3 p.m. it is effective until 4 p.m. of the following business day. If any purchase or sale approved by such pre-clearance is not executed within that period, the ID Associate must obtain a new pre-clearance before executing the transaction. However, a pre-clearance request for an open order (including, but not limited to, a limit order or a “good until cancelled” order) is effective until the transaction subject thereto is completed. However, before making any change in the terms of the order, the ID Associate must obtain a new pre-clearance.

2.	Approval of Pre-Clearance Request

The Star System or the MLIAC CCO will pre-clear purchases and sales of Securities that appear to (a) present no reasonable likelihood of harm to any Account, (b) not involve the use of material non-public information, and (c) not to violate any applicable law, regulation or rule.

The Star System will maintain a record of each request and its approval or disapproval, and the Star System or the MLIAC CCO will notify the requesting ID Associate of each such approval or disapproval. For all requests made outside of the Star System, the MLIAC CCO will confirm, in writing or by e-mail in a standard format, the approval or disapproval of each request. The MLIAC CCO will maintain the original form, and will send a copy to the requesting ID Associate.

Hardship Exemptions. In rare situations where unique circumstances exist, hardship exemptions or exceptions may be granted, in the sole discretion of the MLIAC CCO. The MLIAC CCO will address such situations on a case-by-case basis.

B.	Prohibitions and Restrictions

1.	Blackout Period

Any ID Associate who knows or has reason to believe that MLIAC or any Affiliate is purchasing, selling or actively negotiating with respect to a particular Security or other investment in an issuer (or guarantor) (e.g., the provider of a letter of credit for an issuer) of Securities (the “issuer”) may not trade for his or her Personal Account the Securities of that entity until five (5) days1 after any such purchase or sale by MLIAC or the Affiliate without the approval of the MLIAC CCO.

2.	Initial Public Offering

ID Associates and Family Members of ID Associates may not acquire any Beneficial Ownership in any equity security in an initial public offering

3.	Private Placements

In considering a request for the purchase of a Security in a private placement, the MLIAC CCO will determine whether the private placement should be reserved for an Account, and whether the opportunity is being given to the ID Associate because of the ID Associate’s position with MetLife, MLIAC or another MetLife Affiliate.

An ID Associate who receives approval to invest in a private placement of a Security and who, at a later date, anticipates participating in the investment decision process regarding the purchase of Securities of the issuer of that private placement on behalf of any Account must disclose to the MLIAC CCO the ID Associate’s prior investment in the private placement before participating in the investment decision process.

The MLIAC CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed. The MLIAC CCO may deny or revoke the request for any reason.

4.	Investment Clubs

ID Associates and Family Members of ID Associates may not form or participate in an investment club, unless the ID Associate obtains an approval from the MLIAC CCO. After receiving such approval, the ID Associate must pre-clear each purchase or sale of a Security by the investment club.

5.	MetLife

ID Associates may not purchase Securities of MetLife while in the possession of material non-public information. In addition, designated MetLife officers may not purchase MetLife Securities during certain blackout periods, which occur before and after the announcement of quarterly earnings.

[1]	This five day black-out period does not apply to entities that have a total market capitalization of over $3 billion.

C.	Reporting and Disclosure

1.	Quarterly Transactions Report

Each ID Associate must report on a quarterly basis each purchase or sale of a Security made during the quarter in which the ID Associate or a Family Member of the ID Associate has any direct or indirect Beneficial Ownership. As to all purchases and sales of Securities reported as provided in this Code of Ethics, the Star System will generate a Quarterly Transaction Report due from each ID Associate. Each ID Associate must sign (either electronically or manually), and deliver the Quarterly Transaction Report to the MLIAC CCO, whether or not the ID Associate or Family Member made any reportable purchases or sales, within fifteen (15) days after the end of each calendar quarter.

The Quarterly Transaction Report shall contain the following information:

•	Full Title of Security

•	Date of Transaction

•	Nature of transaction (buy, sell, hedge, exercise).

•	Number of shares (or principle amount as to debt Securities)

•	Price per share or bond at which transaction was effected

•	Total purchase price or sale amount

•	Name of Security Fiduciary through which the transaction was effected, if applicable.

•	Owner(s) of the Personal Account, if any.

•	Period covered by the report.

•	Name and signature of the ID Access Person

Each Quarterly Transaction Report must cover the following types of transactions occurring during the previous quarter:

•	Inheritance – Securities acquired through inheritance.

•	Gifts – Securities acquired or disposed of by gift.

•	Tender or Exchange Offers – Acquisitions and dispositions of Securities pursuant to a tender offer or exchange offer.

•	Stock Options – Acquisitions and dispositions or Securities pursuant to stock options.

•

Stock Splits or Similar Non-Volitional Acquisitions – The acquisition of additional Securities through the reinvestment of income, dividends and capital gains, stock splits, exercises of rights and exchanges or conversions affecting Securities previously owned; and any decrease in Securities owned on account of a reverse stock split.

2.	Initial and Annual Holdings Reports

Within ten (10) days of becoming an ID Associate, the ID Associate must deliver, through the Star System, if able, or otherwise in writing to the MLIAC CCO, an Initial Securities Holdings Report for the ID Associate and for each Family Member of the ID Associate, prepared as of the start date.

Thereafter, on or before January 31, of each calendar year, each ID Associate shall send to the MLIAC CCO, using the Star System or in writing, an Annual Holdings Report showing all Securities of which the ID Associate or a Family Member of the ID Associate has Beneficial Ownership as of December 31 of the preceding calendar year. Each ID Associate shall update the Annual Holdings Report annually through the Star System, if able, or otherwise in writing to the MLIAC CCO. The ID Associate shall deliver the Annual Holdings Report to the MLIAC CCO or mail it to MetLife, Attention: MLIAC CCO, P.O. Box 1941, Morristown, New Jersey 07962-1941.

The following information will be included in the Initial and Annual Holdings Reports:

•	Date the report is submitted.

•

Name of the issuer of each Security and a description of the Security (such as common or preferred stock or interest rate and maturity, class, tranche, type or other designation), including CUSIP or other identifier, if applicable.

•	Number of shares or principal amount of each Security.

•	Owner(s) of each Personal Account of the ID Associate and each Family Member of an ID Associate, if any.

•	Name, address and contact person's name, address and telephone number for each Security Fiduciary with whom the ID Associate or a Family Member of the ID Associate maintains a Personal Account.

•	Name and signature of the ID Associate.

3.	Acknowledgements

Each ID Associate will receive a copy of this Code of Ethics, and shall acknowledge, through the Star System, if able, or otherwise in writing to the MLIAC CCO (see Appendix B), within thirty (30) days of receipt of this Code of Ethics, that the ID Associate has read this Code of Ethics and agrees to comply with the provisions of this Code of Ethics.

In addition, each ID Associate must acknowledge, through the Star System, if able, or otherwise in writing to the MLIAC CCO, within thirty (30) days after the end of each calendar year, that the ID Associate has:

•	Read the provisions of this Code of Ethics.

•

Reported and pre-cleared, as required by the provisions of this Code of Ethics, all purchases and sales of Securities by such ID Associate or any Family Member of the ID Associate during such calendar year.

•	Reported all Securities, as required by the provisions of this Code of Ethics to be reported, acquired by such ID Associate that were not otherwise pre-cleared by the System during such calendar year.

•	Reported all brokerage and custody or other accounts of the ID Associate or any Family Member of the ID Associate with each Security Fiduciary.

•	Reported the Beneficial Ownership of all Securities of the ID Associate and each Family Member of the ID Associate.

•	Complied with all provisions of this Code of Ethics.

D.	Exemptions

The following Securities are exempt from the pre-clearance, quarterly, initial and annual holdings reporting requirements:

•	Broad-based stock indexes, and futures and options on broad-based stock indexes.

•	Currencies and Derivative Instruments related to currencies.

•

Systematic Investment Plans—acquisitions or dispositions of Securities pursuant to a systematic investment plan, including, but not limited to, a payroll deduction plan, non-discretionary purchases pursuant to an automatic dividend or interest reinvestment plan.

•

Discretionary Accounts— Purchases or sales of Securities in which an ID Associate or a Family Member of an ID Associate has Beneficial Ownership, if neither the ID Associate nor the Family Member has any Control over such Securities because they are under the Discretionary Account management of another person, and (a) the ID Associate enters into a letter agreement with that person, in substantially the form set forth in Appendix C, at the later of the time that person obtains such Control or the ID Associate joins the Investments Department, and (b) the ID Associate, during the month of January of each calendar year, enters into a similar letter agreement for the calendar year.

E.	Special Treatment for MetLife Stock and Options

There are a number of ways in which an Associate or Family Member may own MetLife stock or options, some of which must be pre-cleared or otherwise reported in the Star System.

•

Shares or options of MetLife that are acquired in the open market and are held in a brokerage account, in an account of a Family Member of an ID Associate, or a trust or another account for which an ID Associate is deemed to be a beneficial owner MUST be pre-cleared through the Star System.

•

VESTED options to buy MetLife stock MUST be reported through the Star System on the Initial and Annual Securities Holdings Reports. Options that have not yet vested need not be reported until such time as they are vested. After completing the Initial Holdings Report, additional shares that have vested are not subject to pre-clearance but should be reported at the end of the quarter in which they vest by adding “Free Receivables” on the Quarterly Transaction Report.

•

MetLife shares acquired through a MetLife Performance Share Grant MUST be reported through the Star System in the Initial and Annual Securities Holdings Reports. Additional shares acquired in this manner are not subject to pre-clearance but should be reported at the end of the quarter in which they are acquired by adding “Free Receivables” on the Quarterly Transaction Report.

•	Allocations to the MetLife Company Stock Fund in a SIP or Auxiliary SIP Account are NOT reportable through the Star System.

•

Shares of MetLife received through a Long Term Performance Compensation Plan (“LTPCP”) award that has been deferred in accordance with the MetLife Deferred Compensation Plan for Officers into the MetLife Deferred Shares Fund are NOT reportable through the Star System.

F.	Preventative Measures

The MLIAC CCO will review all purchases and sales of Securities reported by each ID Associate, and compare each transaction with the Restricted List and purchases and sales of Securities by the Accounts. He/she will investigate each alleged violation of this Code of Ethics, and, as a part of that investigation, will allow the ID Associate an opportunity to explain why the violation did or did not occur. If the MLIAC CCO concludes that an ID Associate has violated any provision of this Code of Ethics, the MLIAC CCO shall prepare a report of such violation including details of the investigation (“Violation Report”), and shall present the Violation Report to the MLIAC President at the quarterly Ethics Committee meeting.

The penalties for violating these personal transaction policies and procedures vary in severity depending upon the nature of the violation. At a minimum, the penalties shall be as follows:

•	1st violation – a written warning with the specific details of the violation provided to the ID Associate by the individual’s Planning Board member with a copy to the individual’s HR file;

•

2nd violation – A $250.00 fine will be imposed as a deduction from the individual’s year-end AVIP incentive award, and a written notice with the specifics of the violation will be provided to the individual by the individual’s Planning Board member with a copy to the individual’s HR file;

•	3rd + violation – ID Associates with ongoing and/or multiple violations will be referred to the Ethics Committee for further disciplinary action, including possible termination.

In addition to the above, the MLIAC CCO may recommend to the Ethics Committee further steps that should be taken to address such violation, including recommending to the Ethics Committee additional sanctions against the violator.

The Ethics Committee may impose such sanctions as it deems appropriate, including issuing a letter of censure, recommending that the ID Associate’s performance rating and/or AVIP incentive award be further reduced, recommending that the ID Associate be placed on probation, suspended, demoted or terminated. In addition, if the ID Associate’s actions violate federal securities laws, MetLife may be required to report such violations to the SEC. The SEC may bring civil and criminal charges against the ID Associate. If convicted, a person may face:

•	a jail sentence (of up to 10 years) for each violation;

•	disgorgement of profits; and

•	fines of up to three times the profit gained or loss avoided.

In addition, MetLife or its Affiliates may be subject to fines of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided for failing to properly supervise the ID Associate.

4.)	Additional Requirements for MLIAC Access Persons

A. Each ID Associate or any other person who is involved in the investment advisory activities of MLIAC, as set forth in the Definition of Access Person in Appendix A hereto, shall be considered an MLIAC Access Person (“Access Person”). The MLIAC CCO will advise those persons who are considered Access Persons that they are subject to the following additional requirements.

B. Exchange Traded and other Closed-End Funds

Advisers Act rules specifically exclude from the reporting requirements shares issued by open-end funds other than reportable funds; closed-end funds and exchange traded funds are not specifically excluded. While there is little risk that an ID Associate will be able to benefit from the use of material non-public information while transacting in closed-end funds or exchange traded funds, all Access Persons must report these holdings since they are reportable securities under the Advisers Act,. While these transactions do not need to be pre-cleared, they must be reported on the quarterly transaction report and Annual Holdings Report.

B. Proprietary Variable Products

Advisers Act rules also exclude from the reporting requirements “Shares issued by a unit investment trust that are invested exclusively in one or more open-end funds, none of which are reportable funds.” A “reportable fund” is any fund in which the adviser serves as investment adviser or any fund whose investment adviser or principal underwriter controls the adviser, is controlled by the adviser or is under common control with the adviser. MLIAC acts as an investment adviser to the Metropolitan Series Fund (“Met Series Fund”) and the Metropolitan Series Fund II (“Met Series Fund II”), pursuant to subadvisory agreements. When an individual purchases a proprietary variable product, that person is essentially purchasing shares in the separate account, which is a unit investment trust registered under the Investment Company Act of 1940 (“1940 Act”). The separate account then invests in one of the available open-end funds, depending upon the underlying portfolios the client has selected. The Met Series Fund is one of the available open-end funds on many of the proprietary variable products issued by MetLife and its Affiliates. Since the Met Series Fund is a reportable fund, and the exclusion for shares issued by a unit investment trust is not available where one or more of the open-end funds is a reportable fund, MLIAC must require those ID Associates that are subject to the Advisers Act to report as required under the Advisers Act. Therefore, all Access Persons must report their holdings of proprietary variable products as well as any transactions, including fund transfers, within such products on their quarterly transaction reports and Annual Holdings Reports.

5.)	Responsibilities of Ethics Committee

The Ethics Committee shall consist of the MLIAC President, who is also the MetLife Chief Investments Officer, the MLIAC CCO, the MetLife Investments Risk Management Chief Risk Officer and the MetLife Ethics Counsel. The Ethics Committee will review each Violation Report and any other relevant information, and will, as deemed appropriate, impose sanctions on a violator of any provision of this Code of Ethics. The Ethics Committee will meet at least once during each calendar quarter for the following reasons:

•	Review a quarterly report prepared by the MLIAC CCO as to each Violation Report and other compliance matters that occurred during the previous quarter.

•	Review proposals as to modifications to this Code of Ethics.

•	Review and dispose of each appeal of a decision of the MLIAC CCO.

6.)	Information Security

MLIAC will keep the personal Securities information ("Information") of each ID Associate and each Family Member of an ID Associate confidential. The MLIAC CCO will implement the following security measures to maintain such confidentiality:

A.	Privacy

•

The Star System will contain restrictions so that each ID Associate may only access Information on the Star System as to the Personal Accounts of each ID Associate and Family Members of each ID Associate. However, the Ethics Committee, including the MLIAC CCO may use such Information in order to carry out this Code of Ethics.

•	The Information may be provided to governmental agencies requesting such Information.

•	The MLIAC CCO will identify and maintain a list of specific persons who are authorized to have access to the Information for legitimate business purposes.

B.	Encryption

•	Where practicable, the Star System will store electronic Information in encrypted form to protect such Information from disclosure to unauthorized persons.

C.	Physical Records

•

The MLIAC CCO will establish physical safeguards to protect the Information that is in hard copy form against disclosure, destruction, loss or damage due to potential environmental hazards, such as fire and water damage or technological failures.

D.	Information Security

•

Each ID Associate will have access to the Star System only with regard to that ID Associate’s Information (and Information of related Family Members) through a personal network user identification and password that will be known only to the ID Associate in question. MLIAC will restrict access to an ID Associate’s files to persons having a need to know for purposes of enforcing and administering the provisions of this Code of Ethics and of applicable laws and regulations. The contents of such files will not be accessible by system administrators. Each password, when entered incorrectly three (3) times, will lock the ID Associate’s user identification from access to the Star System until an administrator of the Star System unlocks the ID Associate’s user identification.

•	Passwords will automatically expire every ninety (90) days or as deemed necessary by the MLIAC CCO.

•	Servers used to gather and transmit personal data will be stored in a secure and environmentally controlled location.

•	The Star System will be equipped with security audit capabilities to provide warnings of possible attacks or intrusions into the Star System.

•	The security measures will be tested regularly by MetLife's information security specialists and internal auditors.

7.)	Records and Information Management

MLIAC will maintain the following records for a period of not less than eight (8) years in accordance with MetLife’s Records and Information Management program:

•	A copy of this Code of Ethics and each amendment hereto.

•	A record of each violation of any provision of this Code of Ethics or of federal securities laws and each action taken by the MLIAC CCO and/or the Ethics Committee in response to such violation.

•	Copies of the reports and pre-clearance history as to each ID Associate and each Family Member of an ID Associate.

8.)	Amendments

MLIAC and/or the MLIAC CCO may amend this Code of Ethics from time to time. The MLIAC CCO will promptly communicate each such amendment to each ID Associate.

9.)	Review of Procedures

This Code of Ethics will be reviewed no less frequently than annually, and appropriate revisions to it will be made from time to time as dictated or suggested by guidelines promulgated by the SEC, developments in the law, questions or interpretations and practical experience with application of the procedures contemplated by this Code of Ethics.

A.	Overall Supervision

Overall responsibility for supervision and implementation of the programs and procedures described in this Code of Ethics rests with the MLIAC CCO. The MLIAC CCO has the authority to expand the certification and personal securities transactions reporting requirements to any Associate or group of Associates of MLIAC as the MLIAC CCO shall deem appropriate, on a temporary or permanent basis. In addition, failure by any Associate to comply with any of the reporting requirements specifically imposed by this Code of Ethics upon him or her, including the filing of false information, is considered a violation of the Code of Ethics and may subject the Associate to sanctions including possible dismissal.

B.	Consultation

Compliance with applicable laws and with MLIAC’s policies described in this Code of Ethics and MetLife’s Guide to Insider Trading Policy or any other MLIAC or MetLife policy or procedure with respect to insider trading, is the responsibility of each person. However, interpretative questions may arise, such as whether certain information is material or nonpublic, or whether the restrictions on trading in securities set forth in this Code of Ethics are applicable in a given situation. The MLIAC CCO should be contacted if you have any questions whatsoever concerning this Code of Ethics.

SECTION III

Gifts and Entertainment Policy

1.)	Overall Context

A.	From the MetLife Employee Code of Business Conduct and Ethics:

The occasional exchange of inexpensive gifts and modest forms of entertainment that have no special significance attached and are reasonable in nature, frequency and cost are normal in business and help build strong and trusting relationships with customers, suppliers and other business partners. However, receiving such gifts or entertainment must never affect your judgment or decision-making, nor should they be offered in return for favorable treatment from others.

What constitutes good business practice with respect to gifts and entertainment varies by industry, business unit and location. Gifts from agents to individual insurance clients of other than de minimis value are generally regarded as "rebates" and as such are prohibited. Gifts to you valued at more than $100(US) or forms of business entertainment that exceed reasonable and customary practices should be politely declined, unless approved in advance by your manager for sound business reasons.

B.	Relationship to other Codes of Conduct and Ethics

This MLIAC Policy on Gifts & Entertainment (G&EP) is supplementary to the provisions in the MetLife Employee Code of Business Conduct and Ethics, quoted above. This supplement is intended to state MLIAC’s policy and provide guidelines for situations that MLIAC personnel often encounter.

C.	Applicability

This G&EP is applicable to all ID Associates, as defined in Appendix A of this Code of Ethics. Any references to “MLIAC” or the “Company” in this policy statement include this entire scope of applicability.

D.	Supervisory Prerogative

Associates in a supervisory position may set more conservative standards than those in this G&EP. These can include, among others, pre-approval requirements, value limits, frequency limits or type exclusions.

E.	Sanctions

Violations of this G&EP may affect a person’s performance evaluation, and could result in reprimands, reimbursements, probationary periods, suspension or termination of employment. Violators may also be subject to civil or criminal legal liabilities.

E.	Gifts Among Employees

Gifts or entertainment given by one ID Associate to one or more other ID Associates are personal between the individuals involved and are not covered by this policy. As always, other MLIAC and MetLife policies apply.

2.)	Policy Statement

1.	You may never offer, give, solicit or accept any gifts or entertainment to or from anyone in connection with your position at MLIAC –

a.	As an inducement to complete a business transaction with MLIAC, or

b.	As a reward for doing business with someone.

2.	You may offer or accept gifts or entertainment in connection with your position at MLIAC only –

a.	In accordance with —

i.	the Employee Code of Business Conduct and Ethics, AND

ii.	this G&EP

3.	You must report it to your manager and the MLIAC CCO immediately if you –

a.	Are offered inappropriate gifts or entertainment,

b.	Feel that an offer of gifts or entertainment is being used to pressure you,

c.	See either of these things happening to a colleague, or

d.	Believe someone at MLIAC is offering or accepting inappropriate gifts or entertainment, or using gifts and entertainment to pressure someone.

3.)	Additional Guidance

A.	Reporting Guidelines

This G&EP requires that all non-trivial gifts and entertainment be reported to management. Currently, an ID Associate must report gifts and entertainment activity to the MLIAC CCO and the ID Associate’s supervisor, by entering the information into one or more of the following three databases.

1.	Business Conduct Certificate – all gifts exceeding $100 and all entertainment exceeding “reasonable and customary.” Recall that these may only be accepted if approved in advance by the MLIAC CCO.

2.	FII Broker Contact Database – all meetings with external parties at which gifts are exchanged or entertainment received.

3.	Investments Seminars & Conference Database – all seminars and conferences at which gifts are exchanged or entertainment received.

B.	Acceptability Guidelines for Gifts and Entertainment

For the purpose of providing further clarity, examples of gifts and entertainment are provided below. These are illustrative. Good judgment and supervision are always required.

Acceptable – Infrequent gifts and entertainment of trivial value.

Examples:

• Standard deal mementos (e.g. lucite tombstones).

• Customary food and drink delivered to MLIAC, MetLife or other Affiliates/subsidiaries for general consumption or for consumption during a business meeting.

• Tablets, inexpensive pens and pencils and other stationery items, in reasonable quantity, given away at meetings or conferences.

• Small gifts and logo items of trivial value provided to attendees at a conference or meeting (e.g. wallets, golf balls, caps, duffel bags, sweatshirts, sweaters, pens).

• Samples of investee products, provided such samples are of modest value and in small quantity.

Generally Acceptable — Infrequent gifts having a value of $100 or less, or reasonable and customary entertainment.

Examples:

• Meals and related transportation of reasonable and customary value.

• Social or cultural occasions involving multiple other third-party invitees (e.g. holiday parties, cocktail parties, museum events).

•     Reasonable and customary recreation at conferences, provided other attendees have the same access and a significant business agenda is the main purpose for attending the conference (e.g. golf, tours).

Marginally Acceptable -

•     Entertainment at which the business agenda is likely to be subordinated to the entertainment agenda.

•     Events at which spouses, partners, children or guests are entertained on a separate non-business agenda.

•     Entertainment of junior staff members outside the presence of senior staff members.

•     Entertainment at which the host is not present.

Unacceptable

• Gifts exceeding $100 in value.

•	Cash gifts of any value.

•	Lines of credit or use of someone else’s line of credit (e.g. your host signs a blank credit card receipt and leaves the event).

•	Entertainment exceeding reasonable and customary standards.

•	Illegal goods, services or entertainment.

•	Goods, services or entertainment that might embarrass MetLife, MLIAC or other Affiliates/subsidiaries.

C.	Frequency Guidelines

Gifts and entertainment that is acceptable on a one-time or occasional basis are unacceptable if offered too frequently or too frequently by the same provider or host. As a general guideline, two “business meals” per month and five other events annually is generally considered reasonable. Care must be taken not to concentrate such activity with the same provider or host.

D.	Conferences and Seminar Guidelines

Conferences and seminars should be attended for legitimate business reasons. Since these typically involve a fee or travel expenses, pre-approval is wise. Supervisors should manage the number of ID Associates attending any one conference or seminar. Conferences or seminars frequently involve a recreational as well as a business agenda, and gifts are sometimes provided. In addition, a host or counterparty may offer to cover or reimburse certain expenses, such as travel or hotel.

•	Gifts offered at conferences are subject to the gift guidelines addressed in this policy statement.

•	Entertainment that is offered equally to all or many conference attendees can be assumed to be reasonable and customary.

•

MLIAC attendees need to be alert to the content of any special entertainment agenda available only to them or a small number of attendees, to ensure that it does not exceed reasonable and customary standards.

•

MLIAC attendees may accept offers to cover any expense that MetLife would normally reimburse as a business expense. This can include, for example, travel, lodging and attendance costs. Attendees should report such reimbursement to their managers.

•	ID Associates must not accept any third party reimbursement payments to themselves personally. Such payments may be made directly to the provider or to MetLife.

•	Any offer of payment by third parties of expenses that would not be reimbursed by MetLife should be declined.

•

MLIAC attendees may take advantage of a conference to schedule personal recreational time before or after a conference. Any costs associated with this should be borne entirely by the attendee. The attendee should not accept any offer to cover these personal expenses and should not expect to be reimbursed by MetLife.

E.	Transportation Guidelines

Transportation is frequently offered to or from a meeting or an entertainment venue. As guidelines, you may accept offers of transportation –

•	Whenever you have reason to fear for your personal safety.

•	When you have a legitimate need for special transport arrangements. Examples include a family emergency, a need to make an essential flight connection, or breakdown of other means of transportation.

•	Whenever MetLife would normally reimburse for a similar standard of transportation under Corporate Travel Policy.

•	The value of transportation factors into the “reasonable and customary” guidelines.

F.	Unspecified Recipients

Where gifts or entertainment are offered to groups of ID Associates rather than specific individuals, each person who accepts such a gift or entertainment needs to follow the guidelines presented in this G&EP. This includes the value limits, reporting requirements and frequency guidelines.

However, staff members need not count their consumption of food delivered to groups of ID Associates toward value limits, reporting requirements or frequency guidelines.

G.	Miscellaneous Guidelines

1)	Appearances matter — Avoid occasions that can give the appearance of impropriety, even if the occasion is entirely innocent. Do not permit the Company’s or your personal reputation to be tarnished.

2)	Do not solicit — Never ask anyone with whom MetLife or MLIAC does business for any form of gift, entertainment or favor. This includes asking for tickets to sporting events.

3)	Backup — Avoid being singled out, or giving the appearance of being singled out. Junior employees should try to attend meetings, conferences and social events with other MetLife or MLIAC representatives.

4)	Proactive disclosure — It’s always better for you to be your manager’s source of information about your business entertainment activities.

5)	Nothing personal — Keep your business and your personal lives separate. Relationships that appear to have a social dimension can still be primarily business-motivated. Personal gifts might not be as personal as they appear.

6)	Use common sense — These guidelines cannot cover all situations. When in doubt, ask yourself: “How much is this gift or entertainment event really worth to me in the context of a long career in a business that places a high value on reputation?”

4.)	Definitions

A.	Gifts and Entertainment

•	All gifts and entertainment have monetary value that benefits the recipient personally, directly or indirectly, or that offers the recipient the expectation of personal benefit in the future.

•	Gifts or entertainment given to a Family Member, a dependant, or anybody who is part of your household are considered to have been given to you.

•	Gifts are items of value. Examples of gifts include:

¡	Money,

¡	Prizes or awards (this specifically includes prizes and awards won in “sports outings”),

¡	Discounts or favorable treatment in your acquisition of goods or services in your personal life,

¡	Favors outside the normal course of business and exceeding normal courtesy,

¡	Loans of money, goods or services,

¡	Valuable goods or services,

¡	Travel or travel benefits (e.g. travel class upgrades),

¡	Promises or expectations of future personal benefits

•	Entertainment encompasses activities at which business is conducted, but also includes an element of recreation. Examples of entertainment include:

¡	Recreational activities,

¡	Theatrical, musical or other performances,

¡	Games, amusements or sporting activities,

¡	Spectator sports events,

¡	Food and drink,

¡	Spouse or family events.

B.	Legitimate Business Reason

Legitimate business reasons for gifts and entertainment include:

•	Building a business relationship and mutual confidence,

•	Gaining useful business knowledge, intelligence and ideas,

•	Exploring business opportunities,

•	Discussing specific transactions,

•	Representing MLIAC or MetLife in general.

In deciding whether an event has a legitimate business reason, consideration should be given to the relative rank of the individuals involved, the likelihood of MLIAC’s or MetLife’s interests being furthered, and/or the usefulness of the event.

Examples of situations with questionable legitimate business reason are provided below.

•	A junior analyst being entertained by a high-ranking banker.

•	Entertainment provided by an intermediary that we are unlikely to ever do business with.

•	Entertainment at an event at which the noise and distraction level is too high to engage in a conversation.

•	An event at which the host is not present.

C.	“Reasonable and Customary” Entertainment

Both the MetLife Employee Code of Business Conduct and Ethics and this MLIAC G&EP deploy a “reasonable and customary” standard for business entertainment. MLIAC Associates must not permit themselves to be lured into escalating standards of what is reasonable and customary entertainment. Further, supervisors have access to the activities of MLIAC Associates and should carefully monitor and manage what is considered reasonable and customary. This is particularly important for senior management.

ID Associates will not always know the value of the entertainment they are offered, or how much the host paid, and entertainment costs will vary in different locations. Accordingly, as a rough guide, reasonable and customary entertainment can be considered equivalent to the value of a business dinner plus transportation. While not intended to be an exact limit or level, this value is likely to be in the $100 to $250 range.

FAQs: Gifts and Entertainment

A prospective consultant distributed pens and coffee mugs during a recent visit. Are we permitted to keep them?

Yes. Promotional items are permitted to be kept if given as part of normal business practices, are reasonable in nature and cost, and will not unduly influence decision-making.

A consulting firm that does business with MetLife offered to take me to a Broadway show. May I accept this invitation?

Accepting an offer for a modest form of entertainment that has no special significance attached and is reasonable in nature, frequency and cost is permissible. However, offers for entertainment must never be accepted if this could affect your judgment or decision-making, nor should it be accepted in return for favorable treatment from others.

SECTION IV

Conflicts of Interest Due to Personal Considerations

MLIAC Policy Statement

1.)	Overall Context

A.	From the MetLife Employee Code of Business Conduct and Ethics:

Company policy prohibits conflicts of interest. A "conflict of interest" occurs when your private interest interferes in any way with the interests of MetLife. In addition to avoiding conflicts of interest, you should also avoid even the appearance of a conflict. A conflict situation can arise when you or a Family Member takes actions or has interests that may make it difficult for you to perform your work for the Company objectively and effectively. A conflict of interest can also arise when you or a Family Member receives improper personal benefits as a result of your position at MetLife. Though it is impossible to list every activity or situation that could present a problem, certain of the more obvious ones are noted below.

Corporate Opportunities

You owe a duty to MetLife to advance its legitimate interests. You are prohibited from competing with the Company and from using corporate property, information or position for personal opportunities or gain.

Outside Activities

Officer or Director of Another Business

You may not serve as a director, officer, trustee, partner or in any other principal position of another for-profit or publicly held organization or company without the prior approval of MetLife's Chief Executive Officer (or a designee). Such requests for approval should be directed through the MLIAC CCO. You should obtain approval from MetLife's Chief Executive Officer (or a designee), your department head or the MLIAC CCO before agreeing to serve on the board or in a principal position of a trade or professional association or of a non-profit organization. In any event, these outside activities must not impact in any way your daily job responsibilities in your current position.

Second Job

Your first loyalty as an employee is to the Company. Because employment outside of MetLife could interfere with your responsibilities to MetLife or be detrimental to the Company, you are encouraged to discuss the situation with your manager or MLIAC’s CCO. Further, special rules apply to NASD registered representatives and principals and these individuals should also contact the MLIAC CCO for guidance.

You may not use or offer for use MetLife resources (time, technology, property or information) for non-MetLife business.

Vendors, Suppliers and Consultants

All vendors, suppliers and consultants shall be approved in accordance with Company policies and procedures. MetLife's business relationships must be totally based on their ability to competitively meet the Company's business needs. If your association with a current or prospective Company vendor, supplier or consultant is of a nature that gives rise, or potentially gives rise, to a conflict of interest, the Company may have to refrain from entering into the relationship and, in any event, you must not be involved in any way with approving, managing or influencing the Company's business relationship.

Communication of Conflicts

All potential and actual conflicts of interest or material transactions or relationships that reasonably could be expected to give rise to such a conflict or the appearance of such a conflict must be disclosed. If you have any doubt about whether a conflict of interest exists after consulting this Employee Code of Business Conduct and Ethics, you should seek assistance from the MLIAC CCO, so that you can make that determination.

B.	Relationship to other Codes of Conduct and Ethics

This MLIAC Policy Statement is supplementary to the MetLife Employee Code of Business Conduct and Ethics, quoted above. This supplement is intended to state MLIAC’s policy and provide guidelines for situations that MLIAC personnel may encounter.

C.	Applicability

This MLIAC Policy Statement is applicable to all ID Associates, as defined in Appendix A of this Code of Ethics. Any references to “MetLife” or “MLIAC” in this policy statement include this entire scope of applicability.

2.)	MLIAC’s Position

Your private life is normally none of MLIAC’s business. But it does become MLIAC’s business when your personal life affects your business judgment and decisions.

MLIAC cannot and does not want to monitor your personal life. But MLIAC will control who you do business with on the Company’s behalf.

3.)	Policy Statement

•

MLIAC considers it improper, and will not permit you to conduct the Company’s business with anyone with whom personal considerations could conflict with MLIAC’s interests unless the ID Associate has reported the conflict, has made necessary arrangements to work around the conflict and has received the required approval for these arrangements.

•	The interests of MLIAC and its customers will be the sole consideration in any activity associated with your employment at MetLife and your association with MLIAC.

•	You must not favor or allow yourself to be favored by anyone or any organization for personal reasons in any business dealings conducted for MLIAC.

4.)	Additional Guidance

¡	Personal Considerations

For purposes of this policy, personal considerations consist of any of your interests that are not MLIAC’s interests, whether or not they conflict.

Here are a few examples of personal considerations taken from real-life situations. Note, these are presented for illustrative purposes, without any judgment implied as to which are conflict situations and which are not.

Personal Consideration	Examples from Real-Life Situations (No judgment implied as to which of these are conflict of interest situations)
Family relationships	• Your wife works on the trading desk at Goldman Sachs. • Your brother-in-law hears you work with an investment manager. He asks you for some stock tips.

Friendships

•        Your best friend runs a car service for suburban New Jersey corporate accounts. You’re taking a business trip and need a ride to the airport.

•        Your next-door neighbor suggests over the back fence that you and he should find some business you could do with each other.

Romantic attachments	• You are dating a banker at Deutsche Bank. • You have a crush on a research analyst at CSFB and want an excuse to call her.

Associations or affiliations	• A member of your synagogue is an analyst in your sector at Moody’s • You worked on a political candidate’s campaign with a salesman at JPMorgan.

Personal business or financial interests	• You are a silent partner in a small local catering firm that delivers food to the MetLife Trading Desk. • You own stock in a closely held dot.com startup that sells services to your department.

Associations from your past	• Your old college roommate calls you and says he’s now trading your sector at Bear Stearns. • Your ex-girlfriend is taking renewed interest in you now that she’s heard you’re trading for MetLife.

Expectations of future benefits

•        The head of credit sales at a large investment bank is on the country club membership committee; maybe if you throw some business his way it will improve your chances of getting into the club.

•        Your son needs a summer job. You decide to schmooze one of the law firms your company does business with.

Offering or accepting gifts or entertainment to or from customers or vendors

•        You’ve just completed a great deal with a customer. To demonstrate your appreciation you give him a blow-up model of the MetLife blimp.

•        A venture capitalist has chartered the Concorde for a three-day fly-fishing excursion to Norway. He invites you and your wife and offers to cover the cost of baby-sitters.

B.	Identifying the Conflict Point

The point at which a personal consideration interferes with your job at MLIAC can vary from person to person and situation to situation. Common sense will be needed.

If you can answer “yes” to any of the following questions, you must undertake the actions required in this policy statement:

•	Are any personal considerations influencing actions and decisions you take at MLIAC in a way that would not happen if such personal considerations did not exist?

•	Is there a conflict between MLIAC’s, MetLife’s or either of their customers’ interests and your personal interests?

•	Is there an appearance of such a conflict of interest?

•	Could a skeptical but reasonable observer suspect a conflict of interest?

•

Are you involved in anything in your personal life that provides an incentive or commands a loyalty that might conflict or appear to conflict with MLIAC’s, MetLife’s or any of their customers’ interests?

C.	Your Responsibilities

If you can answer “yes” to any of the questions above, you must do all of the following:

•	Reporting—Promptly report the existence and nature of this personal consideration to your management and the MLIAC CCO and update your Business Conduct Certificate.

•

Arrangements—Ask your management and the MLIAC CCO to help you make arrangements to work around the personal consideration to keep it from interfering with MLIAC’s, MetLife’s or their customers’ interests.

•	Approval—Obtain approval of these arrangements from the MLIAC CCO and all other approvals as may be required under the MetLife Employee Code of Business Conduct and Ethics.

•	Compliance—Comply with these arrangements.

•

Follow-up—Report any relevant changes in your personal considerations or any difficulties in complying with the agreed arrangements to your management and the MLIAC CCO and update your Business Conduct Certificate.

It is not always easy to tell how others may perceive a personal consideration of yours, or whether a personal consideration is influencing you improperly at the workplace. It may be best to err on the side of caution in disclosing possible conflicts of interest. Your manager and compliance officer may conclude that a personal consideration you disclose requires no special arrangements beyond mentioning it and being careful.

D.	No Ethical or Compliance Taint

The existence of a personal consideration in your business life is not an ethical violation, nor does it, in itself, create or suggest any taint on your good name or ethical reputation, provided you comply with this policy statement.

5.)	Confidentiality

MLIAC will treat the disclosures you make pursuant to this policy statement with the utmost confidentiality. Knowledge of these disclosures will be restricted to your management, the MLIAC CCO, the MetLife Business Conduct Program administrator, and no one else except on a strict need-to-know basis.

FAQs: Conflicts of Interest

Family Members

The conflict of interest principles apply to Family Members. Who is considered a Family Member for this purpose?

A Family Member includes an individual’s spouse, domestic partner, child, step-child, grandchild, parent, step-parent, grandparent, sibling, or in-law, but only if any such person is living in the Associate’s same household or is economically dependent upon the Associate and any other person whose investments are directly or indirectly Controlled by the Associate. Family Member also includes, but is not limited to, any unrelated person who resides with or is economically dependent upon, or whose investments are directly or indirectly Controlled by, the Associate, such as a “significant other”. If you have questions, discuss them with your supervisor and/or the MLIAC CCO

Outside Activities — Officer or Director of Another Business

I have been asked to serve on the board of directors of a company that is neither a customer nor a competitor of MetLife. May I accept the position?

You may not serve on the board or in any other principal position of a for-profit or publicly held organization or company without the prior approval of MetLife's Chief Executive Officer or a designee. Further, you should obtain approval from MetLife's Chief Executive Officer (or a designee), your department head or the MLIAC CCO before agreeing to serve on the board or in a principal position of a trade or professional association or of a non-profit organization. In no event should these outside activities impact in any way your daily job responsibilities at MetLife or MLIAC.

Vendors, Suppliers and Consultants

I need to hire a consultant and am considering a friend of mine who used to work with me in the Company. She is well suited because of her extensive experience in the business and particular knowledge of MetLife. Would this present a problem?

MetLife vendor, supplier and consultant business relationships must be totally based on their ability to competitively meet the Company's business needs. In addition, you must be sensitive to situations that present the appearance of a conflict of interest. In this situation, some may feel this person was hired only because of her relationship with you. You should separate yourself from the selection process. Furthermore, all required approvals must be in place before your friend is hired as a consultant.

APPENDIX A

Definitions

As used in this Code of Ethics, the following capitalized terms shall have the indicated meanings, and such meanings shall apply equally to the singular and plural forms of such terms.

1.	“Access person” means: Any supervised person of MetLife, MLIAC or other Affiliates who (a) has access to nonpublic information regarding any MLIAC clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (b) is involved in making securities recommendations to MLIAC clients, or has access to such recommendations that are nonpublic. Because providing investment advice is MLIAC’s primary business, all directors, officers and partners of MLIAC are presumed to be Access Persons.

2.	"Account" means (a) each General Account or Separate Account managed by MLIAC or any of its Subsidiaries or Affiliates, (b) each account of the MetSeries Funds, and (c) each account of any other person (including, but not limited to, each issuer of collateralized debt obligations) for whom the Investments Department acts as an investment manager or advisor.

3.	"Affiliate" means each corporation or other entity directly or indirectly controlled by MetLife.

4.	“Annual Holdings Report” means the written or electronic list prepared by an ID Associate and delivered to the MLIAC CCO on or before January 31 of each calendar year.

5.	“Associate” means any partner, officer, director, or manager of MetLife, MLIAC or other Affiliates (or any person occupying a similar status or performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with MetLife, or any employee of MetLife.

6.	“Beneficial Ownership” means the ownership of a Security, by a person who, directly or indirectly, though any contract, arrangement, understanding, relationship or otherwise, has or shares a Direct Pecuniary Interest or an Indirect Pecuniary Interest in such Security. Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or transaction affecting a Security. A person has a Direct Pecuniary Interest in each Security (a) held in that person’s name or in the name of any nominee for, or Personal Account of, that person, or (b) as to which a person, by contract, arrangement, power of attorney, understanding, relationship or otherwise has Control.

A person has an Indirect Pecuniary Interest in each Security (a) owned by or Controlled by (i) a Family Member, (ii) a general or limited partnership of which a person or a Family Member is a general partner or which is Controlled by such person or Family Member, (iii) a corporation, limited liability company or similar entity Controlled by an Associate or a Family Member, or (iv) a trust, an estate or another custodial or other similar relationship of which the Associate or a Family Member has the right to purchase or sell through the exercise or conversion of any Derivative Instrument, whether or not presently exercisable or convertible.

7.	“Company Account” means any account owned, managed or controlled by MetLife or any of its Affiliates.

8.	“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the disposition or voting of a Security, whether through ownership, by Contract or otherwise. “Control” includes the terms “Controlling” or “Controlled”.

9.	“Derivative Instrument” means an agreement, option, contract, instrument or series or combination thereof

(a)	to make or take delivery of, or assume or relinquish, a specified amount of one or more underlying interests, or to make a cash settlement in lieu thereof, or

(b)	that has a price, performance, value or cash flow based primarily on the actual or expected price, level, performance, value or cash flow of one or more underlying interests. “Derivative Instruments” include caps, collars, floors, forwards, futures, options, stock appreciation rights, straddles, swaps, warrants and other Securities related to the value of other Securities and any other agreements or instruments substantially similar thereto or any series or combination thereof.

10.	“Discretionary Account” means a Personal Account as to which a representative of a Security Fiduciary has complete authority to enter into purchases or sales of Securities on behalf of the person who has Beneficial Ownership of the Personal Account without first seeking the permission of such person to make such purchase or sale. A Personal Account becomes a Discretionary Account when such person has given the Security Fiduciary as to such Account, written authority, substantially in the form of Appendix C, to make investment decisions and purchase and sell Securities for such Account. A Discretionary Account allows the Security Fiduciary for such Account, in such Fiduciary’s discretion, to decide (a) when to buy or sell Securities, (b) what Securities to buy or sell, and (c) the price to pay or receive for Securities bought or sold for such Account.

11.	“Ethics Committee” means a committee comprised of the MetLife Chief Investments Officer (who is also the President of MLIAC), the MLIAC CCO, the MetLife Investment Risk Management Chief Risk Officer and the MetLife Ethics Counsel.

12.	“Ethics Counsel” means the compliance counsel to the MetLife Investments Department or his/her designee

13.	“Family Member” means an individual’s spouse, domestic partner, child, step-child, grandchild, parent, step-parent, grandparent, sibling, or in-law, but only if any such person is living in the Associate’s same household or is economically dependent upon the Associate and any other person whose investments are directly or indirectly Controlled by the Associate. Family Member also includes, but is not limited to, any unrelated person who resides with or is economically dependent upon, or whose investments are directly or indirectly Controlled by, the Associate, such as a “significant other”.

14.	“Initial Holdings Report” means the written or electronic list prepared and delivered to the MLIAC CCO by a new ID Associate within 10 days of becoming an ID Associate.

15.	“Investments Department Associate” or “ID Associate” means (a) each person on MetLife’s Investment Department's payroll, whether full-time or variable pay, (b) each person who directly reports to MetLife’s Investments Department, such as local nationals working in one of MetLife’s Investment Department's foreign offices, and (c) each other person designated by the MLIAC CCO.

16.	A “Personal Account” means an account or any retirement, savings, investments, deferred compensation or other benefit or compensation plan for the purchase, sale or ownership of Securities, with a Security Fiduciary, of which an Associate or a Family Member has Beneficial Ownership.

17.	“Quarterly Transaction Report” means the written or electronic report prepared by all ID Associates within 15 days of each quarter end. The Quarterly Transaction Report lists all securities transactions which occurred during the previous quarter and must be completed and delivered to the MLIAC CCO whether or not there were reportable transactions for the quarter.

18.	“Restricted List” means the MetLife Global Restricted List, which is a confidential list maintained by the MLIAC CCO that includes names of issuers about which MetLife or its Affiliates or Associates possess material nonpublic information.

19.

“Security” shall have the meaning set forth in Section 2(1) of the Securities Act of 1933 as amended, except that it shall not include (i) shares of registered open-end investment companies issued or sponsored by organizations not affiliated with MetLife, (ii) money market instruments, (iii) securities issued by the U.S. government, instruments issued or guaranteed as to principal or interest by the U.S. government, any U.S. government agency or any U.S. government sponsored enterprise, (iv) short term debt securities that are “government securities” within the meaning of Section 2(a)(16) of the 1940 Act, bankers acceptances, bank certificates of deposit, commercial paper and such other money market instruments as designated by the MLIAC CCO. Any prohibition or reporting obligation relating to a security shall apply equally to any option, warrant or right to purchase or sell such security and to any security convertible into or exchangeable for such security. Any question about whether a particular instrument is or is not a “security” should be referred to the MLIAC CCO.

20.	“Security Fiduciary” means any broker, bank, trust company, investment adviser, investment manager, counterparty or other similar entity.

21.	“Star System” means the Star Personal Securities Trade Reporting System used by MetLife for ID Associates’ pre-clearing and reporting personal securities transactions.

22.	“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of MLIAC, or other person who provides investment advice on behalf of the MLIAC and is subject to the supervision and control of MLIAC.

23.	“Watch List” means that list maintained by the MLIAC CCO which includes names of issuers about which certain persons within MetLife, its Affiliates or Associates may, as a result of a special relationship or otherwise, appear to or actually possess material nonpublic information, together with the names of those persons.

APPENDIX B

ACKNOWLEDGMENT FORM

PLEASE SIGN AND DATE AND RETURN TO:

MLIAC CCO

10 Park Avenue

Morristown, New Jersey 07962

Attn: Richard Wolchok

I hereby acknowledge that I (a) have received and read the MLIAC Investment Adviser Code of Ethics, (b) will comply with the provisions of such Code of Ethics, and (c) will direct all questions concerning such Policy to the MLIAC CCO.

Signature:
Print Name:
Title:
Date:

APPENDIX C

Sample Letter to Broker Regarding Discretionary Account

Date

[Name of Security Fiduciary]

[Address of Security Fiduciary]

Dear

I am affiliated with MetLife Investment Advisors Company, LLC (“MLIAC”) and am obliged to comply with the MLIAC Investment Adviser Code of Ethics ("Code of Ethics") as to my personal investing activities. As such, I would like to confirm with you, as investment adviser/manager for my Account(s) (A/C #                    ), the manner in which my assets are to be invested and the degree of communication which you and I will have with respect to such Account (s).

This is to confirm that I must not be (a) allowed to effect any transaction in or with such Account(s), and (b) consulted about, or have any input into or knowledge of, any transaction effected by you, as an investment adviser for such Account(s), as to any individual security prior to the execution of such transaction. I am permitted, consistent with the Code of Ethics, to discuss with you broad policy matters, such as overall defensive or aggressive postures, asset allocation by broad categories, tax matters such as tolerance for gains and losses and cash disbursement requirements for taxes purposes or otherwise.

Please sign in the space indicated below acknowledging your agreement with this arrangement and return the original to: MetLife, 10 Park Avenue, Morristown, New Jersey 07962, Attn: Richard Wolchok, with a copy to me.

Thank you for your assistance.

Sincerely,

[Reporting Person]

The foregoing is accepted and agreed to:

[Name of Security Fiduciary]

By:
Name:
Title:
Dated: